SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Smith Micro Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 30, 2007
Dear Smith Micro Stockholders:
     We are pleased to invite you to the Smith Micro Software, Inc. 2007 Annual Meeting of Stockholders that will be held at our corporate headquarters, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 28, 2007, at 10:00 a.m., Pacific Daylight Savings Time.
     The expected actions to be taken at the Annual Meeting, which include the election of directors, are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, which we encourage you to read. It includes our audited financial statements and information about our operations, markets and products.
     Your vote is important. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning the enclosed proxy card in the pre-paid envelope provided for your convenience or, if eligible, voting by Internet. If you later decide to attend the Annual Meeting and wish to change your vote, you may do so simply by voting in person at the meeting.
     We look forward to seeing you at the Annual Meeting.

Sincerely, William W. Smith, Jr. Chairman of the Board, President & Chief Executive Officer

1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
SMITH MICRO SOFTWARE, INC
PROXY STATEMENT
MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL 1
ELECTION OF DIRECTORS
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVES
COMPENSATION DISCUSSION AND ANALYSIS
ANNUAL REPORT
OTHER MATTERS

SMITH MICRO SOFTWARE, INC.
51 Columbia
Aliso Viejo, CA 92656
(949) 362-5800
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2007
     Notice is hereby given that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (the “Company”) will be held at our corporate headquarters, located at 51 Columbia, Aliso Viejo, California, 92656, on Thursday, June 28, 2007, at 10:00 a.m., Pacific Time, for the following purposes as more fully described in the Proxy Statement accompanying this notice:
     1. To elect two (2) directors each to serve on our Board of Directors until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and
     2. To ratify the appointment of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for 2007; and
     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
     The close of business on April 30, 2007, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at such time will be so entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices located at 51 Columbia, Aliso Viejo, California 92656, and at the Annual Meeting.
     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by Internet (if your shares are registered in the name of a bank or brokerage firm and you are eligible to vote your shares in such a manner) or by completing, signing, dating and returning the enclosed proxy card in the pre-paid envelope provided for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting and vote by ballot, your proxy will be revoked and only your vote at the Annual Meeting will be counted.
     A majority of the outstanding shares of Common Stock entitled to vote must be represented at the Annual Meeting in order to constitute a quorum. Please return your proxy card in order to ensure that a quorum is obtained.
By Order of the Board of Directors,
ANDREW C. SCHMIDT
Secretary
Aliso Viejo, California
April 30, 2007
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY BY INTERNET IF ELIGIBLE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

SMITH MICRO SOFTWARE, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 28, 2007
General
     This Proxy Statement and the enclosed proxy card are furnished in connection with the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (“Smith Micro,” the “Company,” “we,” “our” or “us”), which will be held at our corporate headquarters located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 28, 2007, at 10:00 a.m., Pacific Time. Stockholders of record at the close of business on April 30, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. This Proxy Statement, the enclosed proxy card and the Smith Micro Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Annual Report”), were first mailed on or about May 7, 2007, to stockholders of record as of the record date.
Purpose of the Meeting
     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. We are not aware of any matter to be presented other than those described in this Proxy Statement.
Voting
     Our outstanding common stock, par value $0.001 per share (the “Common Stock”) is the only class of securities entitled to vote at the Annual Meeting. Common stockholders of record on April 30, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting. As of April 30, 2007, there were 29,631,649 shares of Common Stock outstanding and approximately 123 holders of record according to information provided by our transfer agent. Each share of Common Stock is entitled to one vote. Stockholders may not cumulate votes in the election of directors. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum.
     All votes will be tabulated by our inspector of elections for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes” (i.e., shares held by a broker or other nominee having discretionary power to vote on some matters but not others). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. In the election of directors, the nominee receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked “withhold” will not affect the outcome of the election. Proposal II requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will not be counted for purposes of determining whether such proposals have been approved.
Proxies
     Properly executed proxies will be voted in the manner specified therein. If no direction is made on the proxies, such properly executed proxies will be voted FOR the election of the nominees named under the caption “Election of Directors” as our directors, and FOR the ratification of the selection of Singer Lewak Greenberg & Goldstein LLP as our independent registered public accounting firm for the 2007 fiscal year. You may revoke or change your proxy at anytime before the Annual Meeting by filing with the corporate Secretary at our principal executive offices at 51 Columbia, Aliso Viejo, California 92656, a notice of revocation or another signed Proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting does not, by itself constitute a revocation of your proxy. Please note that if your shares are held of record by a broker, bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have obtained and present a proxy issued in your name from the record holder.

Voting Electronically via the Internet
     If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet. A large number of banks and brokerage firms provide eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting. If your voting form does not reference Internet information, please complete and return the paper Proxy in the self-addressed, postage prepaid envelope provided.
Solicitation
     The enclosed proxy is being solicited by our Board of Directors, and Smith Micro will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward solicitation material to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. In addition, the original solicitation of proxies by mail may be supplemented by a solicitation by Internet or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse reasonable out-of-pocket expenses. Except as described above, we do not presently intend to solicit proxies other than by mail.
Deadline for Receipt of Stockholder Proposals
     Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our Bylaws. Stockholder proposals that are intended to be presented at our 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) and included in the proxy solicitation materials related to that meeting must be received by us no later than January 8, 2008, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our current Bylaws, the deadline for submitting a stockholder proposal is not less than 30 days and no more than 90 days prior to the date of the Annual Meeting and the deadline for submitting a nomination for a director is not less than 60 days prior to the date of the Annual Meeting. Stockholder proposals must be in writing and should be addressed to the corporate Secretary at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656.
     In addition, the proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 23, 2008, which is 45 calendar days prior to the anniversary date of the mailing of this Proxy Statement. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the Securities and Exchange Commission.
     We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL 1:
ELECTION OF DIRECTORS
     Our Amended and Restated Certificate of Incorporation and Bylaws provide for our Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms that expire in different years. At each annual meeting of stockholders, the successors to the class of directors whose term expires are elected to hold office for a term of three years. The term of one class of directors expires at each annual meeting. The preceding notwithstanding, directors serve until their successors have been duly elected and qualified or until they earlier resign, become disqualified or disabled, or are otherwise removed.
     Our Board currently has six directors: Thomas G. Campbell, Samuel Gulko, Ted Hoffman, William C. Keiper, William W. Smith, Jr. and Gregory J. Szabo. The class whose term expires at this Annual Meeting contains two directors. The Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Mr. Gulko and Mr. Szabo as nominees for election at the Annual Meeting to the class being elected at this meeting. The enclosed proxy will be voted, unless authority is withheld or the proxy is revoked, FOR the election of each nominee for election named below to hold office until the date of our 2010 Annual Meeting or until his successor has been duly elected and qualified or until he earlier resigns, becomes disqualified or disabled, or is otherwise removed. Each returned proxy cannot be voted for a greater number of persons than the nominees named on the proxy. In the unanticipated event that a nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxies will be voted for a substitute person selected by the Nominating Committee of the Board of Directors and approved by the Board of Directors. Each nominee for election has agreed to serve if elected, and management has no reason to believe that such nominee will be unavailable to serve.
     Stockholders may communicate with members of the Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656.
Directors and Nominees
Nominees for Directors for Term Ending at the 2010 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
Samuel Gulko (1)	75	Director

Gregory J. Szabo (1)	59	Director

(1)	Member of Audit Committee.
     Mr. Gulko became a director in October 2004. Since October 2006, Mr. Gulko has served as Chief Financial Officer, on a part-time basis, of Royal Standard Minerals Inc., an exploration and development company. In addition, since September 2002, he has provided tax and consulting services on a part-time basis to a limited number of clients. From July 1996 until his retirement in September 2002, Mr. Gulko functioned as the Chief Financial Officer, and as the Vice President of Finance, Secretary and Treasurer of Neotherapeutics, Inc., a publicly traded biotechnology company (now known as Spectrum Pharmaceuticals, Inc.). During this same period he also served as a member of the Board of Directors of Neotherapeutics, Inc. From April 1987 to July 1996, Mr. Gulko was self employed as a Certified Public Accountant and business consultant, as well as the part time Chief Financial Officer of several privately-owned companies. Mr. Gulko was a partner in the audit practice of Ernst & Young LLP, an accounting and business services firm, from September 1968 until March 1987. Mr. Gulko holds a B.S. in Accounting from the University of Southern California.

     Mr. Szabo became a director in June 2001. From August 2002 to January 2004 Mr. Szabo served as the Chief Executive Officer of Ertek Solutions, LLC, a provider of antenna technology to the wireless industry focusing on high performance low cost RFID Tag antennas and inlays, which he co-founded. Mr. Szabo currently serves on the Board of Directors, and was formerly the Chairman, of Ertek. From April 1987 to June 2000 Mr. Szabo served in a series of senior management positions with AirTouch Cellular, Vodafone and Verizon Wireless. As Vice President-Network Services, he directed the engineering and operations of AirTouch’s cellular systems in the eastern United States. As Executive Director Global Technology for Vodafone AirTouch he was a member of the Advanced Services Council and responsible for the Next Generation Network initiative. Prior to AirTouch, Mr. Szabo held managerial positions with Motorola and Martin Marietta. Mr. Szabo holds both a B.S. and an M.S. in Electrical Engineering from the Ohio University.
Continuing Directors for Term Ending at the 2008 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
William W. Smith, Jr.	59	Chairman of the Board, President and Chief Executive Officer

William C. Keiper (1)(2)	56	Director

(1)	Member of Compensation Committee.

(2)	Member of the Governance and Nominating Committee.
     Mr. Smith co-founded Smith Micro and has served as Chairman of our Board of Directors, President and Chief Executive Officer since our inception in November 1983. Mr. Smith was employed by Rockwell International Corporation, a diversified high technology company, in a variety of technical and management positions from 1975 to 1984. Mr. Smith served with Xerox Data Systems, a technology and services company, from 1972 to 1975 and RCA Computer Systems Division, a consumer electronics company, from 1969 to 1972 in mainframe sales and pre-sale technical roles. Mr. Smith holds a B.A. in Business Administration from Grove City College.
     Mr. Keiper became a director in May 2002. Since March 2005, Mr. Keiper has been Chief Executive Officer, and a member of the Board of Directors, of Hypercom Corporation, a publicly traded provider of secure payment transaction solutions. Prior to joining Hypercom, Mr. Keiper was Chief Executive Officer of Arrange Technology LLC, a software development services outsourcing company, from April 2003 to March 2005. From January 1998 to March 2003, he served as a principal in mergers and acquisitions firms serving middle market software and information technology services companies. From January 1991 to September 1997, Mr. Keiper was Chief Executive Officer of Artisoft, Inc., a publicly traded networking and communications software company. He also served as Chairman of Artisoft from August 1993 to September 1997. Mr. Keiper holds a B.S. in Business degree (finance major) from Eastern Illinois University, a Juris Doctorate degree from Arizona State University and a Masters degree in International Management from the Thunderbird American Graduate School of International Management. In addition, Mr. Keiper is currently a director of Radyne Corporation, a publicly traded manufacturer of data transmission and reception products, systems and software, and Zones, Inc., a publicly traded direct marketing reseller of information technology products.
Continuing Directors for Term Ending at the 2009 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
Thomas G. Campbell (1)(2)(3)	56	Director

Ted L. Hoffman	60	Director

(1)	Member of Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Governance and Nominating Committee.

     Mr. Campbell became a director in July 1995. From March 1999 to the present, he has served as the Executive Vice President of King Printing, Inc. From July 1996 to March 1999, he was the Vice President of Operations of Complete Concepts, Ltd., a manufacturer and distributor of women’s accessories. From November 1995 to July 1996, Mr. Campbell was an independent management consultant specializing in corporate turnarounds. From February 1995 to November 1995, he served as the Chief Operating Officer of Laser Atlanta Optics, Inc. From 1985 to February 1995, he served in several senior management positions at Hayes, Inc., including Vice President of Operations and Business Development and as Chief Operating Officer and a member of the Board of Directors of Practical Peripherals, a Hayes subsidiary. Prior to 1985, Mr. Campbell was employed by Digital Equipment Corporation. Mr. Campbell attended Boston University .
     Mr. Hoffman became a director in December 2005. He is the retired Vice President — Technology Development of Verizon Wireless, a wireless voice and data carrier, where he was responsible for all technical product and service development. He was with Verizon Wireless, and its predecessor Bell Atlantic Mobile, from July 1993 until his retirement in August 2005. Mr. Hoffman was a member of the Board of Directors of Omnitel Pronto Italia, a Verizon Communications Wireless affiliate operating in Italy. He is a past officer and a member of the Board of Directors of the CDMA Development Group, an organization responsible for promotion, advancement, deployment and future developments of CDMA. He has served on the Wireless Engineering Advisory Board at Auburn University as well as on the Intel Communications Advisory Board. He is currently a member of the Board of Directors of w2bi, Incorporated, a developer of software solutions for wireless network operators and device manufacturers. Mr. Hoffman began his telecommunications career at Bell Telephone Laboratories, which designs products and services for communications technology and conducts fundamental research in fields important to communications, in June 1969 as a member of the technical staff. He joined Bell Atlantic, a telephone and communications company, in August 1976, holding a variety of engineering, operations, marketing, external affairs, corporate planning and headquarters positions. Mr. Hoffman holds a B.A. from Elizabethtown College, a B.S. in Electrical Engineering from Penn State University, an M.S. in Electrical Engineering from Northwestern University and an M.B.A. from Drexel University. He holds three patents.
Board Independence
     The Board of Directors has determined that Messrs. Campbell, Gulko, Hoffman, Keiper and Szabo are independent within the meaning of the listing standards of the Nasdaq Stock Market, as currently in effect.
Board Meetings and Committees
     Our Board of Directors held eight meetings and acted by written consent one time during 2006. Each director attended or participated in 75% or more of the aggregate number of meetings of the Board and of meetings of the committees of the Board on which such director served.
     Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, directors are encouraged to attend our annual meetings. One of our current directors attended our annual meeting of stockholders in 2006.
     The Board of Directors has three committees: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors and are non-employee directors and independent within the meaning of the Nasdaq Stock Market listing standards.
     Audit Committee. Our Audit Committee is comprised of three members: Messrs. Campbell, Gulko and Szabo. The Board of Directors has determined that all of these members of the Audit Committee are independent within the meaning of the Nasdaq Stock Market listing standards and also within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member can read and has an understanding of fundamental financial statements. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of our independent registered public accounting firm and reviews the results and scope of our annual audit and other services provided by our independent registered public accounting firm. The Audit Committee also is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related party transactions are reviewed and approved by the Audit Committee. The Board of Directors has adopted and approved an amended and restated written charter for the Audit Committee. A current copy of this charter is posted on our web site at http://www.smithmicro.com under the Investor Relations section. The inclusion of our web site address in this proxy does not include or incorporate by reference the information on our web site into this proxy or our Annual Report on Form 10-K. The Audit Committee held seven meetings during 2006. Mr. Gulko is the Audit Committee Chairman and has been designated by the Board of Directors as the Audit Committee’s financial expert, as that term is described in Items 407(d)(5)(ii) and (iii) of Regulation S-K promulgated by the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Gulko’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Gulko any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.
     Compensation Committee. The Compensation Committee is comprised of two members: Messrs. Campbell and Keiper. The Board of Directors has determined that all the members of the Compensation Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Compensation Committee administers our executive compensation programs and makes recommendations to the Board of Directors concerning officer and director compensation. The Compensation Committee also has the authority to administer the Smith Micro 2005 Stock Option/Stock Issuance Plan (the “2005 Plan”) and to award stock options and direct stock issuances under that plan to our officers and employees. The Board of Directors has adopted and approved a written charter for the Compensation Committee. A current copy of this charter is posted on our web site at http://www.smithmicro.com under the Investor Relations section. The inclusion of our web site address in this proxy does not include or incorporate by reference the information on our web site into this proxy or our Annual Report on Form 10-K. The Compensation Committee held eight meetings during 2006.
     Governance and Nominating Committee. The Governance and Nominating Committee is comprised of two members: Messrs. Keiper and Campbell. The Board of Directors has determined that all the members of the Nominating Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Nominating Committee receives proposed nominations to the Board of Directors, reviews the eligibility of each proposed nominee, and nominates, with the approval of the Board of Directors, new members of the Board of Directors to be submitted to the stockholders for election at each annual meeting. The Board of Directors has adopted and approved a written charter for the Compensation Committee. A current copy of this charter is posted on our web site at http://www.smithmicro.com under the Investor Relations section. The inclusion of our web site address in this proxy does not include or incorporate by reference the information on our web site into this proxy or our Annual Report on Form 10-K. The Nominating Committee held one meeting in 2006.
     When considering a potential candidate for membership on our Board of Directors, our Nominating Committee considers relevant business and industry experience and demonstrated character and judgment. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on our Board of Directors by a stockholder. The Nominating Committee has not received any recommended nominations from any of our stockholders in connection with this Annual Meeting. Each of the current nominees for this Annual Meeting is standing for re-election.
     The Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 12 of our Bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to our corporate Secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described herein under “Deadline for Receipt of Stockholder Proposals.” Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Smith Micro Common Stock that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on our books and (ii) the class and number of shares of Smith Micro common stock that are beneficially owned by such stockholder.

Code of Ethics
     We have adopted a Code of Ethics for all of our employees, executive officers and directors. We will provide a copy of the Code of Ethics upon request made by email to investor-relations@smithmicro.com or in writing to Smith Micro Software, Inc. at 51 Columbia, Aliso Viejo, California 92656, Attention: Investor Relations. The full text of our Code of Ethics is posted on our web site at http://www.smithmicro.com under the Investor Relations section. We intend to disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics applicable to our executive officers or directors, including the name of the executive officer or director to whom the amendment applies or for whom the waiver was granted, at the same location on our website identified above. The inclusion of our web site address in this proxy does not include or incorporate by reference the information on our web site into this proxy or our Annual Report on Form 10-K.
Vote Required
     The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for approval of the election of the nominee as a member of our Board of Directors.
     The Board of Directors recommends a vote FOR the nominees named above or their substitutes as set forth herein.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     On April 17, 2005, Deloitte & Touche LLP (“Deloitte”) advised the Audit Committee that it declined to stand for re-appointment as our independent registered public accounting firm, and would resign upon completion of its review of our interim financial statements to be included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Deloitte’s report on our consolidated financial statements for the years ended December 31, 2003 and 2004 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the two year period ended December 31, 2004, and the period from January 1, 2005, through the date of Deloitte’s resignation, there were no disagreements between us and Deloitte on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of such disagreements in connection with the issuance of its report on our financial statements. During the two year period ended December 31, 2004, and the period from January 1, 2005, through the date of its resignation, Deloitte did not advise us that any “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K) had occurred.
     On May 27, 2005, the Audit Committee appointed BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2005. During the two year period ended December 31, 2004 and the period from January 1, 2005 through the date BDO was engaged, we did not consult with BDO regarding any of the items described under Item 304(a)(1)(iv)(b), Item 304(a)(2) or Item 304(b) of Regulation S-K. On December 8, 2005, our Audit Committee dismissed BDO as our independent registered public accounting firm. On the same date, our Audit Committee engaged Singer Lewak Greenbaum & Goldstein LLP (“Singer Lewak”) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2005. BDO had not been asked to provide, nor has it provided, any report on our financial statements. We did not have any disagreement with BDO, regardless whether resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the period from May 27, 2005, when BDO was initially engaged, through the date of its dismissal, BDO did not advise us that any “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, had occurred.
     During the two year period ended December 31, 2004, and the period from January 1, 2005 through the date Singer Lewak was engaged, we did not consult with Singer Lewak regarding any of the items described under Item 304(a)(1)(iv)(b), Item 304(a)(2) or Item 304(b) of Regulation S-K.
     The Audit Committee has selected Singer Lewak as the Company’s independent auditors for the fiscal year ending December 31, 2007 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. Representatives of Singer Lewak are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Stockholder ratification of the selection of Singer Lewak as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Singer Lewak to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services
     The following is a summary of the fees billed to Smith Micro for professional accounting services rendered for the fiscal year ended December 31, 2005:

Fee Category	Fiscal 2005 Fees
Audit Fees	$219,000	(1)
Audit-Related Fees	217,000	(2)
Tax Fees	31,000	(3)
All Other Fees	22,000	(4)

(1)	Consists of (i) $29,000 billed by Deloitte, (ii) $67,000 billed by BDO and (iii) $123,000 billed by Singer Lewak.

(2)	Consists of (i) $25,000 billed by Deloitte, (ii) $34,000 billed by BDO and (iii) $158,000 billed by Singer Lewak.

(3)	Consists of (i) $28,000 billed by Deloitte, (ii) $3,000 billed by Singer Lewak.

(4)	Consists of (i) $4,000 billed by Deloitte, (ii) $18,000 billed by BDO.
     The following is a summary of the fees billed to Smith Micro by Singer Lewak for professional services rendered for the fiscal year ended December 31, 2006:

Fee Category	Fiscal 2006 Fees
Audit Fees	$1,346,000
Audit-Related Fees	30,000
Tax Fees	10,000
All Other Fees	0
     Audit Fees: This category consists of fees billed for professional services rendered for the audit of our consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, billing for professional services performed in connection with our public offering in December 2006 and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
     Audit-Related Fees: This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”
     Tax Fees: This category consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning.
     The Audit Committee has determined that all non-audit services provided by Singer Lewak were compatible with Singer Lewak’s audit independence.
     Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.
     The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Stockholder Approval
     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is being sought to ratify the selection of Singer Lewak.
     The Board of Directors recommends a vote FOR ratification of the appointment of Singer Lewak as our independent registered public accounting firm.
AUDIT COMMITTEE REPORT
     The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2006, which include the consolidated balance sheets of Smith Micro as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.
     Review with Management. The Audit Committee has reviewed and discussed our audited financial statements with management.
     Review and Discussions with Independent Accountants. The Audit Committee has discussed with Singer Lewak Greenbaum & Goldstein, LLP, our independent registered public accounting firm for the year ended December 31, 2006, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.
     The Audit Committee has also received written disclosures and the letter from Singer Lewak Greenbaum & Goldstein, LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with Singer Lewak Greenbaum & Goldstein, LLP its independence.
     Conclusion. Based on the review and discussions referred to above, the Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Commission.
AUDIT COMMITTEE
Thomas G. Campbell
Samuel Gulko
Gregory J. Szabo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information known to us as of April 1, 2007, with respect to beneficial ownership of our Common Stock by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than five percent (5%) of our outstanding Common Stock, (ii) each director and nominee for director, (iii) our Chief Executive Officer and each other Named Executive Officer (as such term is defined below under the caption “Executive Compensation and Related Information”) and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. The following table is based upon information supplied by directors, executive officers, and principal stockholders. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated the address of each beneficial owner is c/o Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656. The percentage of beneficial ownership is based on 29,631,649 shares of our common stock outstanding as of April 1, 2007.

	Shares Beneficially
	Owned
Name or Group of Beneficial Owners	Number	Percent
Named Executive Officers and Directors:

William W. Smith, Jr. (1)	2,656,365	8.9%
Andrew C. Schmidt (2)	92,500	*
David P. Sperling (3)	111,667	*
Jonathan Kahn (4)	136,750	*
William W. Wyand (5)	129,167	*
Christopher g. Lippincott (6)	57,083	*
Thomas G. Campbell	10,000	*
Samuel Gulko (7)	27,000	*
Ted L. Hoffman (8)	42,500	*
William C. Keiper(9)	20,000	*
Gregory J. Szabo(10)	36,000	*
All executive officers and directors as a group (11 persons)(11)	3,319,032	11.5%

*	Represents less than 1%.

(1)	Includes 2,321,615 shares held in the name of The William W. Smith, Jr. Revocable Trust, of which Mr. Smith is the trustee, and 131,250 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

(2)	Includes 12,500 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

(3)	Includes 51,667 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

(4)	Includes 76,750 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

(5)	Includes 72,917 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

(6)	Includes 8,334 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

(7)	Includes 5,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

(8)	Includes 15,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

(9)	Includes 10,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

(10)	Includes 15,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

(11)	Includes 398,418 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after April 1, 2007.

Equity Compensation Plan Information
     Information about our equity compensation plans at December 31, 2006 that were either approved or not approved by our stockholders was as follows:

Number of
	Shares to be	Weighted	Number of
	Issued Upon	Average Exercise	Shares
	Exercise of	Price of	Remaining
	Outstanding	Outstanding	Available for
Plan Category	Options	Options	Future Issuance
Equity compensation plans approved by our stockholders(1)	2,518,000	$4.80	2,151,000

Equity compensation plans not approved by our stockholders	—	—	—

Total	2,518,000	$4.80	2,151,000

(1)	The number of shares to be issued upon exercise includes options granted under both the 1995 Stock Option/Stock Issuance Plan and the 2005 Stock Option/Stock Issuance Plan. The number of shares remaining available for future issuance consists only of the 2005 Stock Option/Stock Issuance Plan.

EXECUTIVES
Executive Officers of the Company
     The following table sets forth certain information regarding our executive officers as of April 1, 2007:

Name	Age	Position(s)
William W. Smith, Jr.	59	Chairman of the Board of Directors, President and Chief Executive Officer
Andrew C. Schmidt	45	Chief Financial Officer and Secretary
David P. Sperling	38	Vice President and Chief Technical Officer
Jonathan Kahn	49	Senior Vice President
William R. Wyand	59	Vice President, OEM Sales
Christopher G. Lippincott	36	Vice President, Operations
     For information regarding Mr. Smith, see “Proposal 1—Election of Directors.”
     Mr. Schmidt joined us in June 2005 and serves as our Chief Financial Officer and Secretary. Prior to joining Smith Micro, Mr. Schmidt was the Chief Financial Officer of Genius Products, Inc., a publicly traded entertainment company from August 2004 to June 2005. From April 2003 to June 2004, he was Vice President (Finance) and acting Chief Accounting Officer of Peregrine Systems, Inc., a publicly held provider of enterprise level software then in Chapter 11 reorganization. From July 2000 to January 2003, he was Executive Vice President and Chief Financial Officer of Mad Catz Interactive, Inc., a publicly traded provider of console video game accessories. He holds a B.B.A. in Finance from the University of Texas and an M.S. in Accountancy from San Diego State University.
     Mr. Sperling joined us in April 1989 and has been our Director of Software Engineering since April 1992. He assumed the Chief Technology Officer position in September 1999. Mr. Sperling began his professional career as a software engineer at Smith Micro and currently has three patents pending for various telephony and Internet technologies. Mr. Sperling holds a B.S. in Computer Science and an M.B.A. from the University of California, Irvine.
     Mr. Kahn joined us with our acquisition of Allume Systems, Inc. in July 2005. Prior to that, Mr. Kahn was President of Allume, which he co-founded. Mr. Kahn was Chairman, President and Chief Executive Officer of Monterey Bay Tech, Inc., a software holding company, from November 1999 until its May 2005 merger with SecureLogic Inc. Mr. Kahn is a member of the advisory board of Digital River, a provider of electronic commerce outsourcing solutions, and holds a B.A. in Economics from the University of Rhode Island.
     Mr. Wyand joined us in April 1999 when we acquired STF Technologies, where Mr. Wyand was President and Chief Executive Officer. As a General Manager at Smith Micro, he initially ran the Macintosh division sales, marketing, engineering and customer support efforts. In April 2000, Mr. Wyand moved into our newly created Wireless and Broadband division as General Manager and in June 2004 became Vice President, Wireless and OEM Sales. From August 1995 to April 1999, Mr. Wyand was President and Chief Executive Officer of STF Technologies, a developer of Macintosh communications software. From August 1984 to August 1995, Mr. Wyand held various interim management and consulting positions. From August 1977 to August 1984, he held various positions with United Telecom Computer Group, a provider of telecommunications equipment. From 1973 to 1977, he was a consultant with Arthur Young & Co., a business services company. He holds a B.S. in accounting from Pennsylvania State University and an M.B.A. from Rockhurst College.
     Mr. Lippincott joined us in February 1993 as a senior sales representative. In March 1998 he was appointed Director of North American Sales, named General Manager of our Internet Solutions Division in June 2000, and became our Vice President, Internet and Direct Sales in October 2004. Mr. Lippincott held the position of Vice President of Enterprise Sales from September 2005 until February 2007 at which time he was appointed Vice President, Operations. Prior to joining Smith Micro, Mr. Lippincott held several retail sales positions. He attended the University of California, Berkeley, majoring in Business Administration. Mr. Lipincott is the son of Rhonda L. Smith, the former wife of William W. Smith, Jr.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as our named executive officers during the last completed fiscal year.
Compensation Program Objectives and Philosophy
     The compensation committee of our board of directors currently oversees the design and administration of our executive compensation program. Our compensation committee’s primary objectives in structuring and administering our executive officer compensation program are to:
     1. attract, motivate and retain talented and dedicated executive officers;
     2. tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and
     3. reinforce business strategies and objectives for enhanced stockholder value
     To achieve these goals, our compensation committee maintains compensation plans that tie a portion of executives’ overall compensation to key strategic goals such as financial and operational performance, as measured by metrics such as revenue and sales. Our compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with those of executives at other companies of similar size and stage of growth, while taking into account our relative performance and our own strategic goals.
     The principal elements of our executive compensation program are base salary, cash bonus awards, long-term equity incentives in the form of stock options and/or restricted stock, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan.
     We view these components of compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.
Determination of Compensation Awards
     Our compensation committee performs at least annually a strategic review of our executive officers’ compensation to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other similarly situated companies. Our compensation committee’s most recent review occurred in February 2007. Our compensation committee also met individually with members of our senior management to learn about our business operations and strategy, key performance metrics and target goals, and the labor and capital markets in which we compete, and developed recommendations that were reviewed and approved by our board of directors.
     Our compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our chief executive officer and our chief financial officer. For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than our chief executive officer, our compensation committee typically considers recommendations from our chief executive officer.

Benchmarking of Compensation
     The compensation committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated companies. As a result, the compensation committee reviews third-party surveys and other information collected from public sources for executive officers at peer companies. The compensation committee also receives the recommendation of our chief executive officer on compensation for other executive officers. Historically, the compensation committee has not engaged third party consultants to advise the compensation committee on compensation matters, but we may do so in the future. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.
Base Compensation
     We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. We review base salaries for our named executive officers annually in February and increases are based on our performance and individual performance. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives. The base salary of our chief executive officer, Mr. Smith, is reviewed and recommended by our compensation committee and approved by our full board of directors with Mr. Smith abstaining, and had been set at $350,000 in 2006 and will remain at that amount for 2007. Our compensation committee and our board determined that this salary would provide a salary commensurate with Mr. Smith’s experience and would recognize his contributions to our recent growth. Additionally, our compensation committee recommended, and our board approved, base salary increases for 2007 as follows:

Andrew Schmidt	$260,000 (a 9% increase from 2006)
David Sperling	$210,000 (a 6.4% increase from 2006)
William R. Wyand	$185,000 (a 7.7% increase from 2006)
Christopher Lippincott	$180,000 (a 9% increase from 2006)
Cash Bonus Awards
     As part of our compensation program and in order to maintain appropriate financial incentives, our executive officers are eligible for cash bonus compensation pursuant to an annual cash bonus plan. Under the plan, cash bonuses are determined and paid each fiscal year on a quarterly basis based upon the achievement of certain performance objectives. Our cash bonus plan is designed to focus our management on achieving key corporate financial objectives, to motivate certain desirable behaviors and to reward achievement of our key corporate financial objectives and individual goals. Our bonus plan contains between one and two performance objectives with a dollar value ascribed to each objective so that the sum total equals the approved cash bonus potential for each executive officer, according to our bonus plan. In 2006 the objective(s) (i) for Messrs. Smith and Schmidt were: (1) revenue achievement, and (2) profitability achievement; (ii) for Messrs. Sperling and Kahn was revenue achievement; and (iii) for Messrs. Wyand and Lippincott was sales attainment. We believe that the performance objectives are moderately difficult to achieve and that performance at a high level while devoting full time and attention to their responsibilities is required for our executive officers to earn their respective cash bonuses.
     For 2006, based on the achievement of the objectives for our executive officers under our bonus plan, we paid bonuses of $45,527 to Mr. Smith, $34,494 to Mr. Schmidt, $63,149 to Mr. Sperling, $48,500 to Mr. Kahn, $135,385 to Mr. Wyand and $57,376 to Mr. Lippincott. The cash bonuses paid to our chief executive officer accounted for approximately 5% of his total compensation in 2006. For our other named executive officers in 2006, their cash bonuses, on average, accounted for 5.6% to 28.1% of their total compensation.
     For 2007, our compensation committee has worked with our senior management to establish the target bonus amounts and performance objectives under our bonus plan. The target bonuses for our executive officers for the 2007 fiscal year are as follows: $75,000 for Mr. Smith, $65,000 for Mr. Schmidt, $46,000 for Mr. Sperling, $60,000 for Mr. Kahn, $145,000 for Mr. Wyand and $30,000 for Mr. Lippincott.

     The performance objectives for fiscal year 2007, described below, have been approved by the compensation committee. For each performance objective there is a formula that establishes a specific cash payout for each executive officer based on a percentage of the individual’s target bonus amount. For the 2007 fiscal year, the formula for payments under the bonus plan will be based on the achievement of the following objectives: (1) revenue attainment, (2) profitability and (3) cost savings (in some cases). With respect to these objectives, we have to achieve a specified minimum in order for the objective to be considered in the determination of bonuses.
     The compensation committee may also award discretionary bonuses throughout the year based on our achievements and the individual’s contributions to those achievements, if it deems such an award to be appropriate. For 2006, the compensation committee awarded the following discretionary bonuses: $31,195 to Mr. Sperling, $20,000 to Mr. Wyand and $16,000 to Mr. Lippincott.
Equity Compensation
     We believe that for growth companies in the technology sector, equity awards are a significant compensation-related motivator in attracting and retaining executive-level employees. Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards that incentivize those individuals to stay with us for long periods of time, which in turn should provide us with greater stability over such periods than we would experience without such awards. While the majority of our long-term equity compensation awards historically have also been in the form of stock options, we provided grants of restricted stock to each of our executive officers in 2006. We felt that granting restricted stock in 2006 provided additional incentive to our executives by providing them with immediate stock ownership, which helped align their interests with those of our stockholders.
     We account for equity compensation paid to our employees under the rules of SFAS No. 123R, which requires us to estimate and record compensation expense over the vesting period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date.
     We grant equity compensation to our executive officers and other employees under our 2005 Stock Option/Stock Incentive Plan, which we refer to as the 2005 Plan.
     Generally, we grant long-term equity awards to our named executive officers upon commencement of their employment, and the terms of those awards typically vest over four years. Additionally, from time to time, we grant subsequent long-term equity awards to our named executive officers based upon a number of factors, including: rewarding executives for superior performance, maintaining a sufficient number of unvested long-term equity awards as a means to retain the services of such executives, providing increased motivation to such executives and ensuring that the total long-term equity awards are competitive with those of other companies competing for our named executive officers.
     Restricted Stock. Over our history we have made several grants of restricted stock to our executive officers. On March 8, 2006, restricted stock grants were made to William W. Smith, Jr. of 50,000 shares and to Andrew Schmidt of 25,000 shares. On April 20, 2006 grants of 30,000 shares were made to William W. Smith, Jr., Andrew Schmidt, David Sperling, Jonathan Kahn, William R. Wyand and Christopher Lippincott. Each of these grants vested equally over 24 months. We have also granted restricted stock to certain of our directors. See “—Summary of Director Compensation” below for additional information.
     Stock Options. There were no stock option grants made to executive officers in 2006. In 2007 options for 200,000 shares were granted to William W. Smith, Jr. and options for 100,000 shares each were granted to Andrew Schmidt, David Sperling, Jonathan Kahn, William R. Wyand and Christopher Lippincott. The exercise price of these options was $12.55. Each option vests 25% after one year, with the remainder vesting pro rate over the succeeding 36 month period.

     For a discussion of the determination of the fair market value of these grants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation.”
     Our stock options have a 10-year contractual term. In general, the option grants are also subject to post-termination and change in control provisions. These terms are more fully described below in “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”
Executive Benefits and Perquisites
     We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We provide a 20% match on all eligible employee contributions to our 401(k) plan. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.
Change in Control and Severance Benefits
     We provide the opportunity for certain of our named executive officers to receive additional compensation or benefits under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent in key positions. Our severance and change in control provisions for certain of our named executive officers are summarized below in “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.” Our analysis indicates that our severance and change in control provisions are reasonable and consistent with the provisions and benefit levels of other companies disclosing such provisions in public SEC filings.
Executive Compensation
     The following table shows information concerning the annual compensation for services provided to the company by our Chief Executive Officer, our Chief Financial Officer and our four other most highly compensated executive officers during 2006.

Summary Compensation Table

				Non-Equity
				Incentive Plan		All Other
Name and Princial				Compensation	Stock	Compensation
Position	Year	Salary ($)	Bonus ($)	($)	Awards ($)	($)	Total ($)
William W. Smith, Jr.	2006	337,500	—	45,527	355,762	161,542	(1) 900,331
Chief Executive Officer

Andrew C. Schmidt	2006	236,667	—	34,494	239,794	103,598	(2) 614,553
Chief Financial Officer

David Sperling	2006	196,647	31,195	31,954	123,825	63,876	(3) 447,497
Chief Technology Officer

Jonathan Kahn	2006	200,000	—	48,500	123,825	54,825	(4) 427,150
Senior Vice President,
Consumer Sales

William R. Wyand	2006	170,833	20,000	115,385	123,825	54,947	(5) 484,990
Vice President,
Wireless & OEM Sales

Christopher Lippincott	2006	164,000	16,000	41,376	123,825	53,147	(6) 398,348
Vice President,
Enterprise Sales

(1)	Consists of $149,249 tax gross-up, $9,293 of income tax return preparation fees and $3,000 of 401K matching contributions.

(2)	Consists of $100,598 tax gross-up and $3,000 of 401K matching contributions.

(3)	Consists of $51,947 tax gross-up, $8,929 reimbursement for educational expenses and $3,000 of 401K matching contributions.

(4)	Consists of $51,947 tax gross-up and $2,878 of 401K matching contributions.

(5)	Consists of $51,947 tax gross-up and $3,000 of 401K matching contributions.

(6)	Consists of $51,947 tax gross-up and $1,200 of 401K matching contributions.
2006 Grants of Plan-Based Awards
     The following table provides information with regard to potential cash bonuses paid or payable in 2006 under our performance-based, non-equity incentive plan, and with regard to each restricted stock grant made to our named executive officers during 2006.

		Estimated Future Payments		All Other Stock	Grant Date Fair
		Under Non-Equity Incentive		Awards; Number	Value of Stock
	Grant	Plan Awards		of Shares of Stock	and Option
Name	Date	Target ($)	Maximum ($)	or Unit (#) (1)	Awards ($) (2)
William W. Smith, Jr.		50,000	75,000
	3/8/2006			50,000	440,000
	4/20/2006			30,000	341,700

Andrew C. Schmidt		40,000	60,000
	3/8/2006			25,000	220,000
	4/20/2006			30,000	341,700

David P. Sperling		40,000	54,000
	4/20/2006			30,000	341,700

Jonathan Kahn		48,500	48,500
	4/20/2006			30,000	341,700

William R. Wyand		120,000	170,000
	4/20/2006			30,000	341,700

Christopher Lippincott		76,000	106,000
	4/20/2006			30,000	341,700

(1)	All restricted stock grants vest equally over 24 months based on continuous service to the company.

(2)	The grant date fair value is determined by multiplying the number of shares granted by the closing market price on the date of the grant.
Outstanding Equity Awards at December 31, 2006
     The following table summarizes the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2006, as well as the number of outstanding unvested shares of restricted stock held by our named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
							Market or
							Payout Value
	Number of		Number of			Number of	of Unearned
	Securities		Securities			Unearned	Shares, Units
	Underlying		Underlying			Shares, Units	or Other
	Unexercised		Unexercised			or Other	Rights That
	Options		Options	Option	Option	Rights that	Have
	Exercisable		Unexercisable	Exercise	Expiration	Have	Not Vested
Name	(#)		(#)	Price ($)	Date	Not Vested (#)	($)(1)
William W. Smith, Jr.	12,500	(2)	—	0.24	10/15/2012
	16,667	(2)	39,583	1.91	07/01/2014
	70,833	(2)	129,167	4.95	07/27/2014
						33,336 (3)	473,038
						21,250 (3)	301,537

Andrew C. Schmidt	16,666	(4)	29,167	4.95	07/27/2015
						16,664 (3)	236,462
						21,250 (3)	301,537

David P. Sperling	25,000	(2)	—	0.24	10/15/2012
	20,417	(2)	39,583	1.91	07/01/2014
	10,417	(2)	64,583	4.95	07/27/2014
						21,250 (3)	301,537

	Option Awards					Stock Awards
							Market or
							Payout Value
	Number of		Number of			Number of	of Unearned
	Securities		Securities			Unearned	Shares, Units
	Underlying		Underlying			Shares, Units	or Other
	Unexercised		Unexercised			or Other	Rights That
	Options		Options	Option	Option	Rights that	Have
	Exercisable		Unexercisable	Exercise	Expiration	Have	Not Vested
Name	(#)		(#)	Price ($)	Date	Not Vested (#)	($)(1)
Jonathan Kahn	56,250	(4)	43,750	4.95	07/27/2014
						21,250 (3)	301,537

William R. Wyand	6,250	(2)	—	0.24	10/15/2012
	10,417	(2)	39,583	1.91	07/01/2014
	35,417	(2)	64,583	4.95	07/27/2014
						21,250 (3)	301,537

Christopher G. Lippincott	2,083	(2)	—	0.24	10/15/2012
	3,125	(2)	19,792	1.91	07/01/2014
	13,417	(2)	64,583	4.95	07/27/2014
						21,250 (3)	301,537

(1)	Based on the December 29, 2006 closing market price of $14.19.

(2)	25% vested after one year, the balance over 36 successive equal monthly installments.

(3)	Vests in 24 equal monthly installments.

(4)	25% vested after six months, the balance over 18 successive equal monthly installments.
Option Exercises and Stock Vested
     The following table provides information regarding exercises of stock options and vesting of restricted stock held by each of our named executive officers during 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
William W. Smith, Jr.	294,634	$3,238,731	25,417	$355,762

Andrew C. Schmidt	54,167	$427,724	17,083	$239,794

David P. Sperling	125,000	$989,326	8,750	$123,825

Jonathan Kahn	50,000	$358,756	8,750	$123,825

William R. Wyand	95,625	$1,171,952	8,750	$123,825

Christopher G. Lippincott	42,833	$365,953	8,750	$123,825

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2)	Represents the market value per share times the number of shares vested on the vesting date.
Employment Agreements
     Letter Agreement with Andrew C. Schmidt
     Effective on June 14, 2005 we entered into a letter agreement with Andrew C. Schmidt, our Chief Financial Officer. The agreement provides for an initial base salary of $220,000 per annum and eligibility to receive bonus awards at the discretion of the compensation committee of the board of directors. Mr. Schmidt is also eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan. For our 2007 fiscal year, the Board of Directors approved an increase in Mr. Schmidt’s base compensation to $260,000 plus a bonus opportunity of $65,000.

     Mr. Schmidt’s employment letter agreement also provides that he is eligible to participate in our 2005 Stock Option Plan. In 2005 Mr. Schmidt was granted options to purchase 100,000 shares of stock at an exercise price of $4.95, which vested over two years. In 2006 Mr. Schmidt received grants of 55,000 shares of restricted stock, which vest ratably over 24 months. In 2007, Mr. Schmidt has been granted options to purchase 100,000 shares of stock at an exercise price of $12.55. These options vest over four years.
     Mr. Schmidt’s employment may be terminated at any time, with or without cause and with or without notice, by Mr. Schmidt or by us. If Mr. Schmidt’s employment is terminated by us without cause within twelve months following a Corporate Transaction (as defined in the agreement), we will provide Mr. Schmidt payment of salary for the six months following the termination of employment.
     The letter agreement states that Mr. Schmidt’s employment is of no set duration.
     Employment Agreement with William Wyand
     We entered into an employment agreement on April 9, 1999 with William Wyand in connection with our purchase of STF Technologies, where Mr. Wyand was President and Chief Executive Officer. The employment agreement provides for an initial base salary of $150,000 per annum, plus commissions and an annual bonus based on the attainment of certain targets. Mr. Wyand is also eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan. The Board has approved an increase in Mr. Wyand’s base compensation to $175,000 and changes to his commission schedule, effective on January 1, 2006. In 2007, the Board increased Mr. Wyand’s base compensation to $185,000 and paid a one-time bonus of $25,000.
     Pursuant to the agreement, on April 9, 1999 we granted Mr. Wyand an option to purchase 50,000 shares of our common stock at an exercise price of $2.00. This option vested 25% after one year, with the remainder vesting pro rata over the succeeding 36 month period.
     Mr. Wyand’s employment may be terminated at any time, with or without cause and with or without notice, by Mr. Wyand or by us. If Mr. Wyand’s employment is terminated by us other than for cause (as defined in the agreement), we will provide Mr. Wyand payment of salary for six months following the termination of employment.
     The agreement was for an initial term of one year. After the expiration of such initial term, the agreement automatically renews each year for a period of one additional year, on the same terms and conditions, unless either party gives the other notice of non-renewal at least one month prior to the end of the current term. We may, in our sole discretion, elect to pay Mr. Wyand the equivalent of one month base salary in lieu of notice in the event of non-renewal of the agreement.
     Employment Agreement with Jonathan Kahn
     We entered into an employment agreement on July 1, 2005 with Jonathan Kahn in connection with our purchase of Allume Systems, Inc., where Mr. Kahn was President. The employment agreement provides for an initial base salary of $200,000 per annum, plus an annual bonus based on the attainment of certain targets. Mr. Kahn is also eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan. The Board has approved changes to his commission schedule, effective on April 1, 2007. The employment agreement is for a term of three years.
     Mr. Kahn’s employment may be terminated at any time, with or without cause and with or without notice, by Mr. Kahn or by us. If Mr. Kahn’s employment is terminated by us other than for cause (as defined in the agreement) or if Mr. Kahn terminates his employment for good reason following a Change of Control (as defined in the agreement), we will provide Mr. Kahn a severance payment equal to eighteen months at his then-current base salary. Such amount shall be payable in equal monthly increments over the period following termination. In addition, if we terminate Mr. Kahn without cause or if he terminates his employment for good reason following a Change of Control: (i) we will provide Mr. Kahn with continuation of medical, health and life insurance benefits, at the same benefit level at which he was participating on the date of termination, for such eighteen month period, and (ii) all of Mr. Kahn’s unvested stock options will immediately vest and be exercisable in full within two years of termination.

     Agreement with William W. Smith, Jr.
     In June 2005, the Company entered into an agreement with William W. Smith, Jr., Chief Executive Officer, pursuant to which the Company agreed to a lifetime payment of $6,000 annually, subject to annual increases of 5%, in connection with his future retirement or resignation from employment by the Company. The agreement provides that the Company may, at its option, discharge its obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith, the estimated cost of which was approximately $150,000.
     Other than as disclosed above, none of the Named Executive Officers has an employment agreement with us, and the employment of each of the Named Executive Officers may accordingly be terminated at any time at the discretion of the Board of Directors.
Potential Payments Upon Termination or Change in Control
     Mr. Schmidt
     Pursuant to the employment letter agreement with Mr. Schmidt, if his employment is terminated without cause within twelve months following a Corporate Transaction he is entitled to a severance benefit equal to six months base salary, subject to required withholding and payable in accordance with our regular and customary payroll practices. Assuming the employment of Mr. Schmidt were to be terminated without cause within twelve months following a Corporate Transaction as of December 31, 2006, he would be entitled to be paid $120,000 over the six month period following such termination, subject to required withholding and in accordance with our regular and customary payroll practices. We are not required to make any cash payments to Mr. Schmidt if his employment is terminated by us for cause or on account of death or disability or by Mr. Schmidt.
     For purposes of Mr. Schmidt’s employment letter agreement, (i) “Corporate Transaction” is defined as any of the following stockholder approved transactions to which we are a party: (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediate prior to such transaction, or (b) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of Smith Micro; and (ii) “cause” is not defined.
     Mr. Schmidt is bound by the terms of a Proprietary Information and Inventions Agreement which survives the termination of his employment. This agreement provides in part that he will not disclose our confidential information to any third party.
     Mr. Wyand
     Pursuant to the employment agreement with Mr. Wyand, in the event we terminate Mr. Wyand’s employment other than for cause, he is entitled to receive severance payments equal to six months of salary, payable in accordance with our regular payroll practices during such six month period. Assuming the employment of Mr. Wyand were terminated without cause as of December 31, 2006, he would be entitled to be paid $87,500 over the six month period following such termination in accordance with our regular payroll practices. We are not required to make any cash payments to Mr. Wyand if his employment is terminated by us for cause or on account of death or disability or by Mr. Wyand.
     In connection with a termination without cause under Mr. Wyand’s employment agreement, no payments are due if Mr. Wyand breaches his representations and covenants contained in Article V and Article VI of the employment agreement, which provide that (i) Mr. Wyand is subject to a Proprietary Information and Inventions Agreement (which agreement provides in part that he will not disclose our confidential information and survives his termination), (ii) upon termination of his employment Mr. Wyand will return all our confidential information in his possession to us, (iii) Mr. Wyand will not, for a period of 2 years following termination of his employment, directly or indirectly solicit any of our employees or customers, and (iv) Mr. Wyand will not, for a period of 6 months following termination of his employment without cause, directly or indirectly engage in the development, manufacture or distribution of fax/modem and internet protocol/telephony software products.

     For purposes of Mr. Wyand’s employment agreement, “Cause” means (i) the willful refusal of Mr. Wyand to comply with a lawful instruction of our board of directors; (ii) an act or acts of personal dishonesty by Mr. Wyand; (iii) Mr. Wyand’s conviction of any felony; (iv) Mr. Wyand performing any act of race, sex, national origin, religion, disability, age-based or other illegal discrimination or an act of sexual harassment; or (v) Mr. Wyand’s gross negligence, incompetence, willful insubordination or misconduct, failure to abide by our policies, or material breach of any provision of his employment agreement, including without limitation, any representation or covenant contained in Article V or Article VI of the employment agreement.
     Mr. Kahn
     Pursuant to the employment agreement with Mr. Kahn, if we terminate him without cause or if he terminates his employment for good reason upon a change of control, we are obligated to provide Mr. Kahn a severance payment equal to eighteen months at his then-current base salary. Such amount shall be payable in equal monthly increments over the period following termination. In addition, if we terminate Mr. Kahn without cause or if he terminates his employment for good reason upon a Change of Control, we will provide Mr. Kahn with continuation of medical, health and life insurance benefits, at the same benefit level at which he was participating on the date of termination, for such eighteen month period. In addition, the employment agreement provides that all of Mr. Kahn’s unvested stock options will immediately vest and be exercisable in full within two years of the date we terminate him without cause or he terminates his employment for good reason upon a Change of Control.
     Assuming either a Change of Control occurred on December 31, 2006 and Mr. Kahn terminated his employment as a result thereof or we terminated Mr. Kahn without cause on December 31, 2006, Mr. Kahn would be entitled to be paid $300,000 over the eighteen month period following such termination in accordance with our regular payroll practices. In addition, we would have to pay approximately $26,000 to continue Mr. Kahn’s medical, health and life insurance benefits for the eighteen month period following termination. Also, options to purchase 43,750 shares of our common stock having a value of $404,250 (based on the closing price of our common stock on the last trading day of 2006) held by Mr. Kahn would have immediately vested.
     For purposes of Mr. Kahn’s employment agreement, (i) “Change of Control” means a change in a majority of the membership of our board of directors, the sale of all or substantially all of our assets or the merger or consolidation of our company as a result of which Mr. Kahn does not remain a Senior Vice President, and (ii) “cause” means Mr. Kahn’s conviction of, or plea of “guilty” or “no contest” to, a felony involving turpitude, persistent dishonesty or fraud, persistent willful breaches of the material terms of the agreement, or willful neglect of the duties which he is required to perform under his agreement.
     Mr. Smith
     We have an agreement with Mr. Smith pursuant to which we agreed to a lifetime payment of $6,000 annually, subject to annual increases of 5%, in connection with his future retirement or resignation from employment; provided that we may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith, the estimated cost of which was approximately $150,000. Assuming Mr. Smith’s employment was terminated as of December 31, 2006, and further assuming that we determined to satisfy our obligations under his agreement by purchasing a single premium annuity for the benefit of Mr. Smith, we would have been obligated to expend $150,000 to purchase the annuity.
     Stock Options and Restricted Stock
     In addition, each of our named executive officers holds options and shares of restricted stock that would vest, subject to the satisfaction of certain other conditions included in the option agreements and restricted stock agreements, upon a “Corporate Transaction.” For purposes of these agreements, “Corporate Transaction” is defined as either of the following stockholder-approved transactions to which we are a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of our assets in our complete liquidation or dissolution. Assuming a Corporate Transaction occurred as of December 31, 2006 and the other conditions included in the options agreements were satisfied, the following individuals would be entitled to accelerated vesting of their outstanding stock options as described in the table below:

Name	Value of accelerated option awards following Change in Control
William W. Smith, Jr.	Immediate vesting of 168,750 options with a value of $1,679,582 (1).

Andrew C. Schmidt	Immediate vesting of 29,167 options with a value of $269,503 (1).

David P. Sperling	Immediate vesting of 104,166 options with a value of $1,082,826 (1).

Jonathan Kahn	Immediate vesting of 43,750 options with a value of $404,250 (1).

William R. Wyand	Immediate vesting of 104,166 options with a value of $1,082,826 (1).

Christopher G. Lippincott	Immediate vesting of 84,375 options with a value of $839,793 (1).

(1)	Based on the number of shares times the December 29, 2006 closing market price, less the exercise price of the options.
     Assuming a Corporate Transaction occurred as of December 31, 2006 and the other conditions included in the restricted stock agreements were satisfied, the following individuals would be entitled to accelerated vesting of the following shares of restricted stock:

Name	Value of accelerated stock awards following Change in Control
William W. Smith, Jr.	Immediate vesting of 54,586 shares with a value of $774,575 (1).

Andrew C. Schmidt	Immediate vesting of 37,914 shares with a value of $537,999 (1).

David P. Sperling	Immediate vesting of 21,250 shares with a value of $301,537 (1).

Jonathan Kahn	Immediate vesting of 21,250 shares with a value of $301,537 (1).

William R. Wyand	Immediate vesting of 21,250 shares with a value of $301,537 (1).

Christopher G. Lippincott	Immediate vesting of 21,250 shares with a value of $301,537 (1).

(1)	Based on the December 29, 2006 closing market price of $14.19.
Director Compensation
     The following table summarizes compensation that our directors (other than directors who are named executive officers) earned during 2006 for services as members of our board of directors.

	Fees earned or
	paid in cash	Stock Awards	Option Awards	Total
Name	($)	($)	($) (1)	($)
Thomas G. Campbell(2)	10,000	88,000	26,281	$124,281
Samuel Gulko(3)	10,000	88,000	26,281	$124,281
Ted. L. Hoffman(4)	10,000	88,000	26,281	$124,281
William C. Keiper(5)	10,000	88,000	26,281	$124,281
Gregory J. Szabo(6)	10,000	88,000	26,281	$124,281

(1)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to SFAS 123R with respect to 2006. The assumptions we used with respect to the valuation of option grants are set forth in Note 1 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Mr. Campbell has options to purchase 5,000 shares outstanding as of December 31, 2006.

(3)	Mr. Gulko has options to purchase 5,000 shares outstanding as of December 31, 2006.

(4)	Mr. Hoffman has options to purchase 15,000 shares outstanding as of December 31, 2006.

(5)	Mr. Keiper has options to purchase 15,000 shares outstanding as of December 31, 2006.

(6)	Mr. Szabo has options to purchase 15,000 shares outstanding as of December 31, 2006.
Summary of Director Compensation
     Non-employee members of the Board of Directors receive fees of $2,500 quarterly for Board and committee service, and are reimbursed for their out-of-pocket expenses in connection with service on the Board of Directors. Non-employee members of the Board of Directors are eligible to receive periodic option grants pursuant to the Automatic Option Grant Program in effect under the 2005 Stock Option / Stock Issuance Plan and are eligible to receive discretionary awards under the Plan’s Discretionary Option Grant and Stock Issuance Programs, if such Plan is approved and adopted by Stockholders.

     Each non-employee director will receive an option grant for 10,000 shares in connection with his or her initial appointment to the Board of Directors. Each such option will have an exercise price per share equal to the closing sale price per share of Common Stock on the grant date and a maximum term of 10 years measured from the grant date. Each option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by us, at the option exercise price paid per share, in the event the optionee ceases to serve as a member of the Board of Directors prior to vesting in the option shares. The option shares will vest in a series of four successive equal annual installments over the optionee’s period of service on the Board of Directors, with the first installment to vest upon his or her completion of one year of serving as a member of the Board of Directors measured from the grant date. The option shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while still serving as a member of the Board of Directors.
     At each Annual Meeting of Stockholders, each individual who will continue to serve as a non-employee member of the Board of Directors will receive an additional option grant for 5,000 shares, provided such individual has served on the Board of Directors for at least six months. Each option will have an exercise price per share equal to the closing sale price per share of Common Stock on the date of the Annual Meeting and a maximum term of 10 years measured from such date, subject to earlier termination upon the optionee’s cessation of service on the Board of Directors. The option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by us, at the option exercise paid per share, should the optionee stop serving as a member of the Board of Directors prior to the completion of one year of service measured from the grant date. On July 24, 2006, in connection with continuing service on the Board of Directors, each of Messrs. Campbell, Gulko, Hoffman, Keiper and Szabo received option grants of 5,000 shares at an exercise price of $13.97 per share, the fair market value per share of Common Stock on the date of grant. On March 8, 2006, each director received a special discretionary grant of 10,000 shares of Restricted Stock valued at $8.80 per share and vesting in equal installments over the next 12 months. On February 19, 2007, each director received a special discretionary grant of 10,000 shares of Restricted Stock valued at $12.55 per share and vesting in equal installments over the next 12 months.
     Report of the Compensation Committee
     The compensation committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement for the 2007 Annual Meeting.

COMPENSATION COMMITTEE Thomas G. Campbell William C. Keiper

Certain Relationships and Related Transactions
     Since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest.
Procedures for Approval of Related Party Transactions
     Pursuant to the charter of our audit committee, all transactions between us and any of our directors, executive officers or related parties are subject to the review by our audit committee.
Board Member Independence
     The Board of Directors has determined that, except for Mr. Smith, all of the members of the Board of Directors are “independent” as independence is defined in the Nasdaq Stock Market qualification standards. Mr. Smith is not considered independent because he is currently employed by the Company.
Compensation Committee Interlocks and Insider Participation
     In fiscal 2006, the members of the Company’s Compensation Committee were Messrs. Campbell and Keiper, who are both non-employee directors of the Company. None of such committee members (i) was, during fiscal 2006, an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company pursuant to any paragraph of Item 404 of SEC Regulation S-K.
     In fiscal 2006, (1) no executive officer of the Company served as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee; and (2) no executive officer of the Company served as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
     Section 16(a) of the Exchange Act requires certain of the company’s executive officers, as well as its directors and persons who own more than then percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.
     Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting person, the Company believes that during the last fiscal year all executive officers and directors complied with their filing requirements under Section 16(a) for all reportable transactions during the year.
ANNUAL REPORT
     Our Annual Report on Form 10-K for the 2006 fiscal year, filed with the Securities and Exchange Commission on March 30, 2007, is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report, without charge, by writing to Mr. Bruce T. Quigley, Vice President – Investor Relations at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656. We will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits. Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding Smith Micro are also available on our website at http://www.smithmicro.com or the Securities and Exchange Commission’s website at http://www.sec.gov.

OTHER MATTERS
     We know of no other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.
     All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors Andrew C. Schmidt Secretary
April 30, 2007

PROXY CARD
SMITH MICRO SOFTWARE, INC.
PROXY
Annual Meeting of Stockholders, June 28, 2007
This Proxy is Solicited on Behalf of the Board of Directors of
Smith Micro Software, Inc.
          The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 28, 2007, and the Proxy Statement and appoints William W. Smith, Jr. and Andrew C. Schmidt, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Smith Micro Software, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters located at 51 Columbia, Aliso Viejo, California 92656 on Thursday, June 28, 2007, at 10:00 a.m. Pacific Daylight Savings Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

1.	To elect two directors, each to serve for a three-year term ending at the 2010 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

		FOR	WITHHOLD AUTHORITY TO VOTE

Samuel Gulko

Gregory J. Szabo

2.	To ratify the appointment of Singer Lewak Greenbaum and Goldstein, LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.			FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof.			FOR ☐	AGAINST ☐	ABSTAIN ☐
          The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed above and IN FAVOR OF the other proposals.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
(Print name(s) on certificate)

Please sign your name:		Date:
(Authorized Signature(s))